Exhibit 10.01

AGREEMENT OF LEASE

by and between

6721 GATEWAY, LLC

and

INTEGRAL SYSTEMS, INC.

GATEWAY EXCHANGE III

6721 COLUMBIA GATEWAY DRIVE

AGREEMENT OF LEASE

6721 GATEWAY, LLC

INTEGRAL SYSTEMS, INC.

TABLE OF CONTENTS

1.	Definitions and Attachments	1
2.	Demise	3
3.	Term	3
4.	Intentionally Deleted	5
5.	Use	5
6.	Rent	5
7.	Requirements of Applicable Law	13
8.	Certificate of Occupancy	13
9.	Contest-Statute, Ordinance, Etc.	13
10.	Tenant’s Improvements	13
11.	Repairs and Maintenance	14
12.	Conduct on Premises	15
13.	Insurance	16
14.	Rules and Regulations	17
15.	Mechanics’ Liens	17
16.	Failure to Repair	17
17.	Property – Loss, Damage	18
18.	Destruction – Fire or Other Casualty	18
19.	Eminent Domain	18
20.	Assignment	19
21.	Default; Remedies; Bankruptcy of Tenant	20
22.	Damages	21
23.	Services and Utilities	22
24.	Electric Current	23
25.	Telephone and Telecommunications	23
26.	Acceptance of Premises	24
27.	Inability to Perform	24
28.	No Waivers	24
29.	Access to Premises and Change in Services	24
30.	Estoppel Certificates	25
31.	Subordination	25
32.	Attornment	25
33.	Notices	26
34.	Intentionally Deleted	26
35.	Tenant’s Space	26
36.	Quiet Enjoyment	27
37.	Vacation of Premises	27
38.	Members’ Liability	28
39.	Separability	28
40.	Indemnification	28
41.	Captions	29
42.	Brokers	29
43.	Recordation	29
44.	Successors and Assigns	29
45.	Integration of Agreements	29
46.	Hazardous Material; Indemnity	30
47.	Americans With Disabilities Act	31
48.	Several Liability	32
49.	Financial Statements	32
50.	Definition of Day and Days	32
51.	Exterior Signage	32
52.	Reimbursement Agreement	33
53.	Tax Rent Credits	33
54.	Secure Area	33
55.	Attorneys’ Fees	33
56.	Telecommunications Equipment	34

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) made this      day of                     , 2008 (“Effective Date”), by and between 6721 GATEWAY, LLC (the “Landlord”) and INTEGRAL SYSTEMS, INC. (the “Tenant”) , witnesseth that the parties hereby agree as follows:

W I T N E S S E T H:

THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. Definitions and Attachments.

1.1 Certain Defined Terms.

1.1.1 “Building” means the office building known as Gateway Exchange III located at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, which is located within Howard County, Maryland.

1.1.2 “Rentable Area of the Building” means 131,451 rentable square feet, measured in accordance with BOMA standards.

1.1.3 “Premises” means the Building.

1.1.4 “Rentable Area of the Premises” means 131,451 rentable square feet measured in accordance with BOMA standards.

1.1.5 “Initial Term” means a period of eleven (11) years plus the part of a month mentioned in Section 3.1, commencing and ending as provided in Section 3.1.

1.1.6 “Renewal Term” means an additional period of five (5) years, commencing and ending as provided in Section 3.3.

1.1.7 “Annual Base Rent” means the amount set forth on the following schedule:

Lease Year	PSF Rent	Annual Base Rent	Monthly Installments of Annual Base Rent
1	$28.00	$3,680,628.00	$306,719.00
2	$28.77	$3,781,845.27	$315,153.77
3	$29.56	$3,885,691.56	$323,807.63
4	$30.37	$3,992,166.87	$332,680.57
5	$31.21	$4,102,585.71	$341,882.14
6	$32.15	$4,226,149.65	$352,179.14
7	$33.11	$4,352,342.61	$362,695.22
8	$34.10	$4,482,479.10	$373,539.93
9	$35.13	$4,617,873.63	$384,822.80
10	$36.18	$4,755,897.18	$396,324.77
11	$37.27	$4,899,178.77	$408,264.90

1.1.8 “Target Date” means February 15, 2009.

1.1.9 “Tenant Notice Address” means

Before Commencement:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, MD 20706-4417

Attn:_William M. Bambarger, Jr.

Telephone: (301) 731-4233

Telecopier: (301) 731-3183

After Commencement:

6721 Columbia Gateway Drive, Suite 500

Columbia, MD 21046

Attn:

Telephone: (            )

Telecopier (            )

With a copy (both before and after commencement) to:

Howard B. Adler, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Telephone: (202) 955-8589

Telecopier: (202) 530-9526

1.1.10 “Base Year Building Expenses” shall mean, collectively, the Base Year Controllable Expenses and the Base Year Non-Controllable Expenses. See Section 6.

1.1.11 “Base Year Taxes” shall mean the actual Taxes incurred by Landlord divided by the Rentable Area of the Building for the 2009 calendar year.

1.1.12 “Allowance” means the sum of $7,405,117. See Section 35.

1.1.13 “Broker” means The Michael Companies, Inc..

1.2 Additional Defined Terms.

The following additional terms are defined in the places in this Lease noted below:

Term	Section
“ADA”	47
“Applicable Laws”	7
“Approved Plans and Specifications”	35
“Building Expenses”	6.2.2
“Commencement Date”	3.1
“Common Areas”	6.2.4
“Cost of Building Expenses Per Square Foot”	6.4.1
“Cost of Taxes Per Square Foot”	6.3.1
“Default Rate”	6.6
“Hazardous Material”	46
“HVAC”	23
“Landlord’s Notice”	3.3
“Lease Year”	6.2.5
“Mortgagee”	31
“Normal Business Hours”	23
“Prevailing Market Rate”	3.3
“Property”	6.2.1
“Substantially Complete”	3.2
“Successor”	32
“Taxes”	6.2.3
“Tenant Improvements”	35
“Term”	3.4

1.3 Attachments.

The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

Exhibit “A”	—	Intentionally Deleted

Exhibit “B”	—	Rules and Regulations

Exhibit “C”	—	Base Building Specifications

Exhibit “C-1”	—	Tenant Improvement Plans

Exhibit “C-2”	—	Schedule of Obligations for Tenant Improvements

Exhibit “D”	—	Estoppel Certificate

Exhibit “E”	—	Commencement Date Agreement

Exhibit “F”	—	Form of Sublease Agreement

Exhibit “G”	—	Scope And Description Of Base Building HVAC System

2. Demise. Landlord hereby leases unto Tenant, and Tenant does hereby rent from Landlord, the Premises. In addition thereto, Tenant shall have the right to use, on a non-exclusive basis, and in common with the other tenants of the Building (except with respect to the parking facilities, including the garage, in common with other tenants of the Project), the Common Areas of the Building (as that term is defined in Section 6.2.4 hereof).

3. Term.

3.1 Commencement Date and Term. This Lease shall commence on the “Commencement Date” (as herein defined) and shall be for the Initial Term, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs. As used in this Lease, the term “Commencement Date,” as advanced or postponed pursuant to the terms hereof, shall be defined as the earlier to occur of (a) the date on which Tenant takes possession and occupancy of the Premises for the ordinary conduct of its business (rather than for the performance of improvements to prepare for such occupancy), or (b) the date which is five (5) days following that date which is the first on which all of the following events have occurred, namely (i) the Premises are “substantially completed”, as defined in Section 3.2 following, and (ii) Landlord has given Tenant written notice that the Premises are “substantially completed”. Within fifteen (15) days after request from Landlord or Tenant, Tenant and Landlord shall execute and deliver the Commencement Date Agreement in substantially the form attached hereto as Exhibit “E”.

3.2 Substantial Completion. Subject to the provisions of Section 35, Landlord shall use its reasonable efforts to “substantially complete” the Premises by the Target Date, provided that the Target Date shall be extended for the number of days that Tenant fails to satisfy its obligations under Section 35. “Substantially complete” means that: (i) the construction of the improvements described in Section 35, including Building Systems, has been completed in accordance with the Approved Plans and Specifications (as defined in Section 35) so that Tenant can use the Premises for its intended purposes without material interference to Tenant conducting its ordinary business activities, (ii) the Premises have been approved for occupancy by governmental authorities having jurisdiction, (iii) Tenant has ready access to the Building and Premises, and (iv) the Premises are ready for installation of any equipment, furniture, fixtures or decoration that Tenant will install. Landlord shall keep Tenant advised as to its progress with regard to “substantially completing” the Premises by the Target Date. Notwithstanding the foregoing, the requirements of subsection (ii) shall be deemed satisfied if all of the other subsections have been satisfied and the government approval is delayed solely as a result of either (x) the installation of furniture, fixtures or equipment which is not included within the scope of Landlord’s responsibilities under Section 35 below or (y) certification of the Secure Area (as defined in Section 54 below). If Landlord fails to Substantially Complete the Premises by May 1, 2009 (as extended by any Tenant Delays or force majeure events, as described in Section 27) (such date, the “Outside Completion Date”), then an abatement equal to one day of

Base Rent for every day after the Outside Completion Date that Substantial Completion fails to occur. Notwithstanding the foregoing, if a Tenant Caused Delay (below defined) shall occur, and as a result thereof substantial completion of the Premises shall not occur by the Target Date, then and in such event the Commencement Date shall be deemed to be the date that substantial completion of the Premises would have occurred (but in no event prior to the Target Date or later than July 1, 2009) in the absence of the Tenant Caused Delay. For purposes hereof, a Tenant Caused Delay shall occur on a day for day basis for each day of delay in the substantial completion of the Premises resulting from (i) Tenant’s failure to provide Landlord with the information necessary for Landlord to prepare final (subject to modifications resulting by reason of county code review) construction design drawings for the Premises within thirty (30) days following the Effective Date of this Lease; (ii) Tenant’s failure to provide Landlord with its final finish selections within fifteen (15) days following receipt by Tenant of Landlord’s written approval of the final construction design drawings of the Premises; (iii) Tenant withholding its written authorization to proceed with a change order affecting the construction of the Premises or otherwise modifying the Tenant Improvements for more than three (3) business days after its receipt of a written request therefor; or (iv) Tenant’s written direction to “stop-work” at the Premises.

3.3 Option to Extend Lease Term. Provided Tenant is not in default of any material term, covenant or condition of this Lease after the expiration of any applicable notice and/or cure period, Tenant shall have the option to extend the Initial Term of this Lease for one (1) additional period of five (5) years (the “Renewal Term”) to commence immediately upon the expiration of the Initial Term.

Tenant’s rental of the Premises during the Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Tenant shall pay to Landlord as Base Rent that amount equal to the “Prevailing Market Rate” for the Premises for the Renewal Term as hereinafter defined (including annual adjustments). For purposes of this Section 3.3, the term “Prevailing Market Rate” shall mean the then prevailing market rate being charged for comparable space on comparable lease terms in comparable office buildings in the Columbia, Maryland market, with consideration given for construction allowances, commissions, free rent, and other concessions or premiums and actual savings to Landlord from such renewal ). In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than three hundred sixty-five (365) days prior to the expiration of the Initial Term. Within thirty (30) days following the delivery by Tenant of such notice of its intent to renew the Lease for the Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Renewal Term as reasonably determined by Landlord (“Landlord’s Notice”). Within seven (7) business days after receipt of Landlord’s Notice, Tenant shall notify Landlord in writing of Tenant’s acceptance or rejection of such rate. If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If within the seven (7) business day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the Renewal Term, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, Landlord and Tenant shall each appoint an independent commercial leasing broker or appraiser licensed in the Maryland area within the next ten (10) days (the “Brokers”). Such Brokers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Brokers are within five percent (5%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Market Rate as quoted by the Brokers differ by more than five percent (5%), then Landlord and Tenant shall jointly appoint a third independent commercial leasing broker or appraiser licensed in the Maryland area within ten (10) days after the receipt of the initial brokers’ estimates (the “Third Broker”) who shall deliver its estimate of the Prevailing Market Rate within seven (7) business days after being appointed and the Prevailing Market Rate for purposes of this Lease shall be deemed to be whichever of the estimates presented by the Brokers that is closest to the Third Broker’s estimate. Tenant shall notify Landlord within ten (10) days after determination of the Prevailing

Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If (i) Tenant shall fail to respond to Landlord’s Notice as provided above, (ii) Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, (iii) Tenant does not respond within seven (7) business days following receipt of Landlord’s Notice or (iv) Tenant does not accept the Prevailing Market Rate within ten (10) days following Landlord’s notification of the Prevailing Market Rate, as determined either by the average of the Brokers or from the Third Broker, as applicable, then Tenant’s option to extend this Lease for the Renewal Term shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

3.4 Definition of “Term”. As used herein, the word “Term” shall refer to the Initial Term and the Renewal Term, if applicable.

4. Intentionally Deleted.

5. Use. Tenant covenants that it shall use the Premises during the Term of this Lease solely for general office purposes and the intended uses shown on Exhibit “C-1” (“Tenant’s Permitted Use”) in accordance with applicable zoning regulations and for no other purpose. For purposes of this Lease, the term “general office use” shall not include use as a school, college, university or educational institution of any type, use for any purposes which is not consistent with the operation of the Building as a first class office building, use as an recruitment or temporary help service or agency, or any use involving regular traffic by the general public.

6. Rent.

6.1 Base Rent. As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.7 above. In addition to the Base Rent, if the Term should commence on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Commencement Date, a sum equaling that percentage of the monthly rent installment which equals the percentage of such calendar month falling within the Term.

6.2 Definitions. For the purposes hereof, the following definitions shall apply:

6.2.1 “Property” shall mean the Building, the Project, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere. “Project” shall mean the Building, 6711 Columbia Gateway Drive and 6731 Columbia Gateway Drive.

6.2.2 “Building Expenses” shall be all those expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner deemed reasonable and necessary by Landlord and shall include, without limitation, the following:

6.2.2.1 All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers’ compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2 Electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation and service costs associated therewith, as well as all expenses associated with the installation of any energy or cost savings devices;

6.2.2.3 Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

6.2.2.4 Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

6.2.2.5 Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;

6.2.2.6 Repainting and redecoration of all Common Areas;

6.2.2.7 Repair and maintenance of the parking areas, including without limitation, the resurfacing and striping of said areas;

6.2.2.8 Sales or use taxes on supplies or services;

6.2.2.9 Management fees, wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Property and the provision of amenities to all tenants in the Property (including Landlord’s share of all payroll taxes and the cost of an on-site or near-site office and segregated storage area for Landlord’s parts, tools and supplies);

6.2.2.10 Legal, accounting and engineering fees and expenses, except for those related to disputes with tenants or which are a result of and/or are based on Landlord’s negligence or other tortious conduct;

6.2.2.11 Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Common Areas at the time same were originally constructed; and

6.2.2.12 All other expenses which under generally accepted accounting principles would be considered as an expense of maintaining, operating, or repairing the Property. Notwithstanding the foregoing, (x) all expenses (whether or not such expenses are enumerated on items 1 through 11 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from “Building Expenses” unless same are amortized in accordance with generally accepted accounting principles (“Amortized Portion”) and (y) with regard to any Lease Year, the inclusion of any capital expenditures in “Building Expenses” for such Lease Year shall be limited to the Amortized Portion.

Notwithstanding the foregoing, the following items shall not be included in Building Expenses:

6.2.2.13 Taxes;

6.2.2.14 any expenses incurred in connection with placing or maintaining any mortgage or other financing or refinancing securing the Building, and the payments of interest on and amortization of indebtedness of Landlord, financing and refinancing costs in respect of any indebtedness of Landlord, whether secured or unsecured, including legal and accounting fees and expenses, prepayment penalties and interest and amortization payments in connection therewith;

6.2.2.15 leasing commissions paid to agents of Landlord, other brokers or any other persons in connection with the leasing of premises in the Building or any portion of the Property;

6.2.2.16 expenses relating to leasing, improving or demolishing any tenant spaces in the Building (including the cost of tenant installations and decorations, workletters, allowances, leasing commissions, advertising or promotional expenses, costs of take-over or take back expenses with respect to tenant obligations under leases in other buildings, and concessions) or any other costs incurred in the leasing or sale of the Building or any portion thereof or the Property underlying the same, or any direct or indirect interest therein;

6.2.2.17 fixed rent, percentage rent and all other rent (except those items of rent which otherwise constitute Building Expenses or Taxes under this Lease) under superior leases, if any;

6.2.2.18 wages, salaries and benefits paid to any persons above the grade of senior property manager;

6.2.2.19 legal and accounting fees relating to, and disbursements, court costs and expenses incurred in connection with the preparation for, negotiation of, defending against or resolving of (in each instance whether through legal proceeding, audit or arbitration) (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Property or any part of either, (C) the negotiation or enforcement of leases, space leases, lease amendments, consents to assignments and subleases, or any modifications, renewals or surrenders thereof, or contracts of sale or mortgages, or (D) judgments, settlements or arbitrations resulting from any tort liability on the part of Landlord and the amounts of such judgments or settlements;

6.2.2.20 costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis;

6.2.2.21 costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by any third parties, Tenant or other tenants other than pursuant to an expense escalation clause;

6.2.2.22 costs in the nature of penalties or fines, including, without limitation, fines and penalties incurred because of violations of legal requirements that arise by reason of Landlord’s failure to construct, maintain or operate the Building or any part thereof in compliance with such requirements, but excluding the costs of compliance, permits and approvals required to comply with such requirements in the ordinary course of the operation or maintenance of the Building (which excluded costs of compliance, permits and approvals shall be included in Building Expenses);

6.2.2.23 costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs;

6.2.2.24 allowances, concessions or other costs (inclusive of permits, licenses and inspections) and expenses of improving, renovating or decorating any demised or demisable space in the Building (including rental paid for or reimbursed to any tenant and any other consideration, incentive or amount paid or given to any tenant in consideration of moving into or out of the Building;

6.2.2.25 appraisal, advertising and promotional expenses;

6.2.2.26 the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, broadcasting, child care, auditorium, lodging or private dining facility, observatory, private balconies, rooftop decks or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; provided that, the costs of operating and maintaining any conference center shall be included in Building Expenses, except to the extent of any fees or charges paid by users of such conference center (which fees and charges shall offset such included costs and expenses of operating and maintaining such conference center);

6.2.2.27 any costs or expenses (including fines, interest, charges, penalties and legal fees) arising out of Landlord’s failure to timely pay any of its obligations, including, without limitation, Building Expenses or Taxes;

6.2.2.28 costs incurred to comply with applicable requirements relating to any Hazardous Materials which were in existence in the Building or on the Property prior to the Effective Date of this Lease, and were of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that it then existed in the Building or on the Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto;

6.2.2.29 costs incurred to remove, remedy, contain, or treat Hazardous Materials (as defined herein), which Hazardous Materials are brought into the Building or onto the Property after the Effective Date of this Lease by Landlord, any other tenant of the Building or any third party and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then existed in the Building or on the Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto;

6.2.2.30 expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building, without charge;

6.2.2.31 costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

6.2.2.32 any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by others, provided that any commercially reasonable compensation paid to any concierge at the Building shall be includable as a Building Expense;

6.2.2.33 costs of third party non-tenant parties or events, which are not consented to by an authorized representative of Tenant;

6.2.2.34 any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;

6.2.2.35 overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

6.2.2.36 costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building (which Building operational costs shall specifically include, but not be limited to, accounting costs associated with the operation of the Building); it being understood that costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee or tenant (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building or the Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses shall be excluded from Building Expenses;

6.2.2.37 advertising and promotional expenditures, and the costs of promotional signs (and the reasonable allocation of utilities thereto), excluding the costs associated with building directories, general building signage and signage for equipment rooms and Common Areas, in or on the Building or the Property which identify other tenants or entities;

6.2.2.39 costs arising from charitable contributions made by Landlord on behalf of tenants of the Building in excess of Five Thousand Dollars ($5,000) per calendar year (subject to CPI Adjustment), political contributions or dues to professional or lobbying associations (other than Building Owners and Managers Association);

6.2.2.40 costs associated with the acquisition and/or rental of sculptures, paintings and other objects of art;

6.2.2.41 entertainment and travel expenses incurred by Landlord, its employees, agents, partners and affiliates, other than local travel expenses incurred directly in connection with the operation, maintenance or repair of the Building or the Property;

6.2.2.42 costs incurred by Landlord in connection with the purchase of any flowers, balloons or any other types of gifts for any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants or agents;

6.2.2.43 reserves of any kind in excess of amounts included in the Base Year Building Expenses;

6.2.2.44 the depreciation of the Building and other structures on the Real Property, and any other depreciation or amortization;

6.2.2.45 expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during Normal Business Hours (as defined herein);

6.2.2.46 costs arising from Landlord’s breach of this Lease, including, without limitation, breach of Landlord’s representations made hereunder;

6.2.2.47 costs of validated parking for Landlord’s visitors to the Building;

6.2.2.48 costs allocable to any facility other than the Building, except to the extent that such costs relate to both the Building and such other facility and such costs are reasonably allocated to reflect that portion thereof which relates to the Building;

6.2.2.49 the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building, unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building;

6.2.2.50 costs in connection with the acquisition of air or development rights or any zoning or tax lot changes;

6.2.2.51 costs and expenses otherwise includable in Building Expenses, to the extent that Landlord is reimbursed by Tenant, other tenants or from other sources for such costs and expenses, other than as fixed rent or as additional rent for operating expense recoveries for the Building;

6.2.2.52 costs and expenses arising from the gross negligence or willful acts of Landlord, any affiliate of Landlord, or any such party’s agents, contractors, employees or representatives, and the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord and all expenses incurred in connection therewith; and

6.2.2.53 costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law.

6.2.3 “Taxes” shall mean all real property taxes imposed on the Property including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of “Taxes.”

6.2.4 “Common Areas” shall mean those areas and facilities which may be from time to time furnished to the Building and the Project by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities including the garage, washrooms, and elevators.

6.2.5 “Lease Year” shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term; provided, however, that if the Commencement Date shall occur on a day other than the first day of a calendar month, then the first Lease Year shall include that portion of a calendar month in which the Commencement Date occurs in addition to the first twelve (12) month period.

6.2.6 “Base Year Controllable Expenses” shall mean the actual Controllable Expenses incurred by Landlord for the 2009 calendar year divided by the Rentable Area of the Building.

6.2.7 “Base Year Non-Controllable Expenses” shall mean the actual Non-Controllable Expenses incurred by Landlord for the 2009 calendar year divided by the Rentable Area of the Building.

6.3 Rent Adjustments for Taxes.

6.3.1 On or before July 31 of each Lease Year, Landlord shall total the Taxes and shall allocate such Taxes to the Rentable Area of the Building in the following manner: Taxes for the foregoing calendar year shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby deriving the “Cost of Taxes Per Square Foot” of rentable area.

6.3.2 For so long as this Lease has not been amended to reduce the size of the Premises, Tenant shall be responsible for one hundred percent of the Cost of Taxes that are greater than the Base Year Taxes. Otherwise, in the event that the Cost of Taxes Per Square Foot assessed for any calendar year which is wholly or partly within the Term are greater than the Base Year Taxes, Tenant shall pay to Landlord, as additional rent at the time such Taxes are due and payable, the amount of such excess times the number of Rentable Area of the Premises. Any additional rent due Landlord under this Section shall be due and payable within thirty (30) days after Landlord shall have submitted a written statement to Tenant showing the amount due. For Tenant’s obligation for such additional rent at the beginning or end of the Lease, see Section 6.5. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year  1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord’s annual written statement of Taxes due.

Tenant shall have the right to examine, at Tenant’s sole expense, Landlord’s records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within thirty (30) days after delivery thereof, the same shall be conclusive and binding on Tenant (subject to any subsequent reduction in Taxes). No credit shall be given to Tenant if the Cost of Taxes Per Square Foot are less than the Base Year Taxes. Failure of Landlord to provide any statement within the time prescribed will not relieve Tenant of its obligations under this Section 6.3; provided, however, that Tenant will have no obligation to pay its portion of any increase in Taxes until receipt of a statement from Landlord as described above.

All reasonable expenses incurred by Landlord (including attorneys’, appraisers’ and consultants’ fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder. If any refunds are paid or credits made to Landlord for any Taxes for which Tenant has made any payment of additional rent pursuant to this Section 6.3.2, Landlord shall promptly thereafter refund to Tenant the amount that Tenant overpaid such additional rent after taking into account such refund or credit.

Tenant shall have the right to direct Landlord to appeal any assessment for Taxes hereunder, and Tenant shall have the right to approve any settlement pursuant to such appeal that is outside of the normal assessment appeal process.

6.4 Rent Adjustments for Building Expenses.

6.4.1 On or before April 30 of each Lease Year, Landlord shall compute the Building Expenses for such year and shall allocate such costs to the Rentable Area of the Building in the following manner: Building Expenses shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby deriving the “Cost of Building Expenses Per Square Foot”. If Landlord incurs an extraordinary, uncontrollable expense during the Base Year to determine Building Expenses (e.g., excessive snow or blizzard), such extraordinary expenses shall not be included in the computation of Base Year Building Expenses, but such item shall be included in Base Year Building Expenses in an amount equal to the average amount of ordinary expenses for such item by averaging the three (3) prior years’ expenses for such item.

6.4.2 For so long as this Lease has not been amended to reduce the size of the Premises, Tenant shall be responsible for one hundred percent of the Cost of Building Expenses that are greater than the Base Year Building Expenses. Otherwise, in the event that the Cost of Building Expenses Per Square Foot of rentable area for any year which is wholly or partly within the Term are greater than the Base Year Building Expenses, Tenant shall pay to Landlord, as additional rent, the amount of such excess times the number of square feet of Rentable Area of the Premises, as set forth in Section 1.1.4 above. If occupancy of the Building during any calendar year, including the Base Year for Building Expenses, is less than ninety-five percent (95%), then Building Expenses for that calendar year shall be “grossed up” to that amount of Building Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year in question if the Building was ninety-five percent (95%) occupied during the applicable calendar year period, as determined under generally accepted accounting principles; it being understood that the written statement submitted to Tenant shall provide a reasonably detailed description of how the Building Expenses were grossed up and that only those component expenses that are affected by variations in occupancy levels shall be grossed up. Such additional rent shall be computed on a year-to-year basis. Any such additional rent shall be due within thirty (30) days after Landlord has submitted a written statement to Tenant showing the amount due. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to any calendar year, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord’s written statement of actual Building Expenses for the Calendar year. Tenant, at Tenant’s sole expense, shall have the right to examine Landlord’s records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within forty-five (45) days after delivery thereof, the same shall be conclusive and binding on Tenant and Landlord. No credit shall be given to Tenant if the cost of Building Expenses Per Square Foot are less than the Base Year Building Expenses. Notwithstanding anything to the contrary contained herein, Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class building. Tenant acknowledges that with regard to certain Building Expenses, some tenants may be paying various fees directly to the service provider (including, without limitation, janitorial services and electricity charges), in which event the computation of Building Expenses per rentable square foot for such items shall be determined by using the total rentable square footage of the Building reduced by the rentable square footage of the tenants who are paying such fees directly to the service provider. Failure of Landlord to provide any statement within the time prescribed will not relieve Tenant of its obligations under this Section 6.4; provided, however, that Tenant will have no obligation to pay its portion of any increase in Building Expenses until receipt of a statement from Landlord as described above.

Notwithstanding anything to the contrary set forth in this Section 6 of this Lease for purposes of determining the amount of Building Expenses, with respect to any expense that is not a Non-Controllable Expense, as hereinafter defined (the “Controllable Expenses”), Tenant shall not be responsible for paying any increase of more than seven percent (7%) over the amount of the previous calendar year’s Controllable Expenses. The parties agree and acknowledge that only the following are non-controllable Building Expenses and shall not be subject to the foregoing cap: Taxes, insurance, common area utilities, snow removal and labor, including security, expenses (the “Non-Controllable Expenses”). The parties acknowledge that for purposes of this Section 6.4.2, the Building Expenses shall be computed separately as between the Controllable Expenses and the Non-Controllable Expenses. The annual statement provided to Tenant pursuant to this Section 6.4.2 shall include computation for both the Controllable Expenses and the Non-Controllable Expenses as well as a combined total thereof reflecting Tenant’s overpayment or underpayment for the applicable calendar year. At Tenant’s request, Landlord will use reasonable efforts to provide Tenant with the annual budget for Building Expenses.

6.5 Tenant’s Right to Review Books and Records. Tenant shall be entitled at any reasonable time during regular business hours, on an annual basis after giving prior written notice thereof to Landlord of at least five (5) business days, to inspect in Landlord’s business office (or at such other location as they may be kept) Landlord’s books and records relating to the Building Expenses for the Building and the allocation thereof to Tenant for the prior two (2) years, and to obtain an audit thereof by an independent certified public accountant selected by Tenant on a non-contingency basis to determine the accuracy of the amount of such Building Expenses attributed by Landlord to Tenant. If any such audit discloses a liability for Tenant’s proportionate share of Building Expenses for any calendar year which is less than that amount which Landlord has attributed to Tenant for such calendar year, Landlord shall promptly refund to Tenant so much of such amount paid by Tenant for such calendar year as exceeds the amount for which Tenant is actually liable, as disclosed by such audit, with interest which would have accrued on the amount of the overpayment in the amount of ten percent (10%) per annum from the date such overpayment was made by Tenant. If any such audit discloses a liability for Tenant’s proportionate share of Building Expenses for either such calendar year which is less than ninety-five (95%) of that amount which Landlord has attributed to Tenant for such calendar year, Landlord shall, in addition to the refund of such excess, pay to Tenant the reasonable cost of such audit for such calendar year. Tenant’s right to audit shall include a one-time right to audit the Base Year Building Expenses during the Term of the Lease. Accordingly, if Tenant’s audit includes an audit of the Base Year Building Expenses, Tenant shall not be permitted to re-audit such Base Year Building Expenses during the Term of the Lease.

6.6 Additional Rent Payments. Tenant’s obligation to pay any additional rent accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year as to Taxes and Building Expenses, in which this Lease begins or ends, for the portion of each such year during which this Lease is in effect. Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term.

6.7 Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys’ fees) shall be deemed rent and shall be paid to Landlord at the address designated by Landlord. If any amount of Annual Base Rent or additional rent shall remain unpaid for five (5) calendar days after such payment becomes due, Tenant shall pay Landlord, without notice or demand, a late charge equal to the greater of (i) $35.00 and (ii) five percent (5%) of the such overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty. In addition, such overdue amounts shall bear interest at the rate of 18% per annum (but not more than the maximum allowable legal rate applicable to Tenant) (the “Default Rate”) until paid. Additionally, if any of Tenant’s checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent the greater of (i) $50.00 or (ii) the amount of actual charges incurred by Landlord, for each such check returned for insufficient funds, and if two or more of Tenant’s checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier’s check.

7. Requirements of Applicable Law. Landlord warrants that on the Commencement Date, the Property shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property (“Applicable Laws”). Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose, due to the particular manner of use of the Premises by Tenant, any duty upon Landlord or Tenant with respect to the use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires; provided, however, that Landlord and not Tenant shall correct all structural defects in the Building necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of the Applicable Laws or applicable other than due to the particular manner of use of the Premises by Tenant. Tenant’s Permitted Use is in compliance with the zoning regulations in effect as of the Effective Date.

8. Certificate of Occupancy. Subject to the provisions of Sections 7 and 9, Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. Subject to the provisions of Section 9 below, if any governmental authority, after the commencement of the Term, shall contend or declare that the Premises are being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days’ notice from Landlord, immediately discontinue such use of the Premises. Subject to the provisions of Section 9 below, if thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

9. Contest-Statute, Ordinance, Etc. Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant’s own expense in Tenant’s name and whenever necessary in Landlord’s name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith if, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord’s opinion, fully to indemnify Landlord from loss.

10. Tenant’s Improvements. Except to the extent that Landlord is responsible for making improvements to the Premises pursuant to Section 35 of this Lease, Tenant shall have the right to make such non-structural improvements to the Premises as it may deem necessary at its sole cost and expense. Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the installation of any fixtures, amenities, equipment, appliances, or other apparatus, the cost of which exceeds the greater of (1) Five Dollars ($5.00) per square foot of the area being altered and (2) $250,000 (increased by three percent (3%) each Lease Year), without Landlord’s prior written consent (such consent not to be unreasonably conditioned, delayed or withheld), and then only by contractors or mechanics employed or reasonably approved by Landlord and provided that Landlord is given plans and CADD drawings for such alterations. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. Landlord’s consent to and/or approval of Tenant’s plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. Upon request by Landlord, Tenant, at Tenant’s expense, shall remove any and all special improvements to the Premises or Common Areas made by or on behalf of Tenant, including, without limitation, supplemental HVAC and raised flooring. If Tenant fails to remove any such items, Landlord shall have the right, but not the obligation, to remove and dispose of such items, and restore the Premises accordingly and Tenant shall reimburse Landlord for the costs of such removal, disposal and restoration within thirty (30) days after receipt of an invoice therefore, together with interest at the Default Rate if not paid within said 30 day period. Notwithstanding the foregoing, no work performed pursuant to Section 35 hereof shall be required to be removed by Tenant at the end of the Term, except at Landlord’s option, internal stairwells constructed as part of the Tenant Improvements.

11. Repairs and Maintenance.

11.1 Tenant’s Care of the Premises and Building. During the Term Tenant shall:

(i) keep the Premises and the fixtures, appurtenances and improvements therein (other than roof, foundation, exterior walls, interior structural walls, all structural components, windows and the Building Systems, as hereinafter defined) in good order and condition;

(ii) make repairs and replacements to the Premises required because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance as required hereunder;

(iii) repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance as required hereunder;

(iv) pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord’s insurance as required hereunder to the extent that Landlord actually receives proceeds therefrom or would have been covered had Landlord maintained the insurance required hereunder; and

(v) not commit waste.

In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area, which is 100 pounds live load, which such floor was designed to carry and which may be allowed under Applicable Laws. Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant’s expense.

11.2 Landlord’s Repairs. Except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall make all other repairs and replacements to the Premises, Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington corridor area. This maintenance shall include the roof, foundation, exterior walls, windows, interior structural walls, all structural components, and all systems such as mechanical, electrical, multi-tenant HVAC, and plumbing, (the “Building Systems”), provided that Building Systems shall expressly exclude any supplementary HVAC units or other electrical equipment installed by Tenant or as part of the Tenant Improvements. The costs associated with such repairs shall be deemed a part of Building Expenses; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein.

11.3 Time for Repairs. Repairs or replacements required pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed—generally no more than fifteen (15) days) after receiving notice or having actual knowledge of the need for a repair or replacement.

11.4 Surrender of the Premises. Upon the termination of this Lease, without the need for prior notice from Landlord, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

(i) ordinary wear and tear;

(ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

(iii) damage arising from any cause not required to be repaired or replaced by Tenant; and

(iv) alterations as permitted by this Lease unless consent was conditioned on their removal.

On surrender Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal.

12. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Maryland Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant’s employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

13. Insurance.

13.1 Tenant’s Insurance. Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Premises and all improvements installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen’s compensation or similar insurance offering statutory coverage and containing statutory limits (d) insurance covering all plate and other interior glass in the Premises for and in the name of Landlord and (e) business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to prevention of access to the Building or the Premises for a period of at least twelve (12) months. Such policies shall be maintained with companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days’ written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen’s compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord’s demand, as additional rent the premiums for such insurance.

13.2 Landlord’s Insurance. Landlord shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord’s improvements in and about same.

13.3 Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant’s Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14. Rules and Regulations. If the Building becomes multi-tenanted building, Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit “B” and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be reasonable, non-discriminatory between tenants and do not materially interfere with Tenant’s use of the Premises as contemplated by this Lease. When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building.

15. Mechanics’ Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant’s interest in the Premises, or any part thereof, may be encumbered by any mechanics’ lien. Tenant shall discharge or bond off, within ten (10) days after the date of filing, any mechanics’ liens filed against Tenant’s interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics’ or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

16. Failure to Repair. In the event that Tenant fails after reasonable prior written notice from Landlord, to keep the Premises in a good state of condition and repair pursuant to Section 11 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, Landlord may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant, including the right to enter upon the Premises at all reasonable hours to make such repairs, or do any act or make any payment or compliance which Tenant has failed to do, and upon demand, Tenant shall reimburse Landlord for any such expense incurred by Landlord including but not limited to any costs, damages and reasonable counsel fees. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

If at any time or times Landlord shall be in default in the performance or observance of any of its covenants, agreements or undertakings provided in this Lease, and if Landlord shall not cure or remedy such default within thirty (30) days after Tenant gives written notice thereof (or such shorter timeframe as is reasonable in the event of an emergency) to Landlord, or, if such default cannot reasonably be cured and remedied within thirty (30) days, if Landlord shall not commence in good faith to cure and remedy such default within thirty (30) days after receipt of such notice from Tenant and continue with due diligence until such default is cured and remedied, then Tenant shall provide Landlord with written notice notifying Landlord of the failed obligation, which notice shall set forth in bold type “If Landlord shall fail to commence cure within five (5) business days after receipt of this notice, Tenant shall pursuant to the terms of the Lease, be permitted to commence and complete such cure on Landlord’s behalf and charge Landlord for such cure.” Such notice shall set forth Tenant’s intended action, which such action shall be only that action which in Tenant’s good faith judgment is reasonably appropriate to cure and remedy such default by Landlord. If Landlord shall thereafter fail to commence such cure, Tenant may, take such action as is indicated in the second notice required above, and Landlord shall, within forty-five (45) days after receipt of demand therefor, pay to Tenant an amount equal to all reasonable costs and expenses incurred by Tenant in so curing and remedying such default. If Landlord fails to pay Tenant within the 45-day period, Tenant shall only be permitted to offset the amount due against Base Rent after obtaining a final, unappealable decision in its favor from an adjudicatory body.

17. Property — Loss, Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, (ii) any injury or damage to persons, property or the business of Tenant resulting from a latent defect in or material change in the condition of the Building, and (iii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18. Destruction — Fire or Other Casualty. In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at the expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, and to the extent that the Premises (or any part of the Premises) are rendered untenantable the rent shall abate from the date of such casualty (in the case that only a part of the Premises is so affected, in proportion to the area of such part of the Premises to the area of the entire Premises) In the event the damage shall be so extensive to the whole Building as to render it uneconomical, in Landlord’s opinion, to restore for its present uses and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder, or from any obligations accrued hereunder prior to such termination. In addition, in the event that (a) Landlord fails to notify Tenant of the estimated time to complete the restoration within thirty (30) days after the casualty, (b) Landlord estimates that its repairs will take more than one hundred eighty (180) days for any areas of the Premises, or (c) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of one hundred eighty (180) days, Tenant shall have the right, by written notice to Landlord to terminate the Lease as of the date of the casualty, provided that Tenant gives its notice within (45) days after the date of the casualty in the case of subparagraph (a) above, within thirty (30) days after receipt of Landlord’s notice of the estimated time to complete the restoration or repair in the case of subparagraph (b) above, or within thirty (30) days after failing to meet the deadline set forth in subparagraph (c) above.

19. Eminent Domain. If (1) the whole or more than fifty percent (50%) of the floor area of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose (or rendered untenantable by such a taking or condemnation), and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to Tenant, any written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. In the case of any taking or condemnation where the Term of this Lease shall not cease and terminate, to the extent that the Premises (or any part of the Premises) are taken or condemned, or rendered untenantable by such taking or condemnation, the rent shall abate from the date of such taking or condemnation (in the case that only a part of the Premises is so affected, in proportion to the area of such part of the Premises to the area of the entire Premises). In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken.

20. Assignment. (a) So long as Tenant is not in default of any of the terms and conditions hereof, and further provided that Tenant has fully and faithfully performed all of the terms and conditions of this Lease, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided: (i) in the event of an assignment, assignee (and all other entities or persons to be obligated pursuant to such assignment) can be reasonably expected to be able to assume Tenant’s financial obligations hereunder, in Landlord’s reasonable judgment; (ii) in the event of an assignment, such assignee shall assume in writing all of Tenant’s obligations under this Lease; (iii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iv) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder. Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord’s reasonable discretion, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. No assignment or sublease, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person guaranteeing the obligations of Tenant hereunder from their obligations as guarantor. Landlord’s acceptance of any name submitted by Tenant, an agent of Tenant, or anyone acting by, through or under Tenant for the purpose of being listed on the Building directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises by anyone other than Tenant or Tenant’s employees. Fifty percent (50%) of any profit or additional consideration or rent in excess of the Base Rent or additional rent payable by Tenant hereunder (and net of any actual out-of-pocket costs of such sublease or assignment, including, without limitation, construction allowances, commissions, free rent, and other concessions or premiums, and reasonable legal fees,) which is payable to Tenant as a result of any assignment or subletting (except for any assignment or subletting that is permitted without the consent or approval of Landlord pursuant to Section 20(b) below) shall be paid to Landlord as additional rent when received by Tenant. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof, which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person or entity from the property leased, used, occupied or utilized. Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant with the provisions of this Section 20. In no event shall the proposed assignee or sublessee be occupying other space in the Building, nor shall it be a prospective tenant either then negotiating with Landlord or has negotiated with Landlord for premises within the prior six (6) month period, unless there is no comparable space then available for lease in the Building.

(b) Notwithstanding the foregoing, without the consent and approval of Landlord, Tenant shall have the right to (i) assign this Lease or sublease the Premises or any portion thereof (however, Tenant shall provide ten (10) days’ prior written notice thereof along with a true and complete copy of the sublease or assignment document) to any subsidiary or affiliate of Tenant, (ii) assign this Lease or sublease the Premises in the event of a merger or a sale of all or substantially all of the Tenant’s assets, and in any event shall notify Landlord in writing within thirty (30) days of the effective date of such assignment or sublease. Further, for purposes of this Section 20, the public issuance of Tenant’s shares of stock, in any amount, and the sale or transfer thereof shall not be deemed to be an assignment, and Tenant may assign its entire interest under this Lease or sublet the Premises to any successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord. For the purposes hereof, “affiliate” shall mean an entity or individual that controls, is controlled by or is under the common control with Tenant. Tenant shall remain liable under the terms hereof if Tenant exercises its rights under this paragraph to the extent it survives such corporate event.

21. Default; Remedies; Bankruptcy of Tenant. Any one or more of the following events shall constitute an “Event of Default” hereunder, at Landlord’s election: (a) the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within sixty (60) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenant’s obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is withdrawn or dismissed within sixty (60) days after the date of its filing; (c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within sixty (60) days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner, Tenant’s interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder; (g) if Tenant fails to pay any rent or additional rent when due after Landlord shall have given Tenant written notice with respect to such non-payment more than twice in any twelve (12) month period as provided in subsection (f) above; (h) Tenant shall abandon the Premises which shall continue for thirty (30) days after the giving of notice thereof by Landlord; and (i) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

Upon the occurrence and continuance of an Event of Default, Landlord, with such notice to Tenant as provided for by law or as expressly provided for herein, may do any one or more of the following: (a) sell, at public or private sale, all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether or not exempt from sale under execution or attachment (it being agreed that the property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all rent and for the fulfillment of the other covenants and agreements herein contained), and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing the property; second, toward the payment of any indebtedness, including, without limitation, indebtedness for rent, which may be or may become due from Tenant to Landlord; and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together, with interest thereon at the rate of eighteen percent (18%) per annum, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (c) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant in which event Tenant shall be liable for Base Rent, additional rent, and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Event of Default, and on notice reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor. In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises), shall be applied upon Tenant’s rental obligation as set forth in this Lease for the unexpired portion of the Term. Tenant shall be liable for any balance that may be due under this Lease, although Tenant shall have no further right of possession of the Premises; and (d) exercise any other legal or equitable right or remedy which it may have at law or in equity. Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.

TIME IS OF THE ESSENCE IN THIS LEASE.

TO THE EXTENT PERMITTED BY LAW, TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION, GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT’S BEING EVICTED OR DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD’S OBTAINING POSSESSION OF THE PREMISES, BY REASON OF THE VIOLATION BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE, OR OTHERWISE. LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease as Landlord may be entitled to under Section 55 shall be deemed to be additional rent and shall be repaid to Landlord by Tenant upon demand.

Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily or involuntarily come under the jurisdiction of the Federal Bankruptcy Code and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease, Tenant agrees that (i) Tenant or its trustee shall provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) “adequate assurance of future performance” under this Lease, as that term is generally defined under the Federal Bankruptcy Code, shall be provided to Landlord by Tenant and its assignee as a condition of the assignment.

22. Damages. If this Lease is terminated by Landlord pursuant to Section 21, Tenant shall, nevertheless, remain liable for all rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses including, but not limited to, attorneys’

fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time and additional damages (the “Liquidated Damages”), which shall be an amount equal to the total rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

If this Lease is terminated pursuant to Section 21, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term and on such terms and conditions (which may include concessions, free rent and/or alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.

23. Services and Utilities. Landlord shall provide the following listed services and utilities, namely:

(a) heating, ventilation, and air conditioning (“HVAC”) for the Premises during “Normal Business Hours” (as defined below) in accordance with the Base Building HVAC specifications attached as Exhibit “G”;

(b) electric energy in accordance with Section 24 following;

(c) automatic passenger elevators providing adequate service leading to the floor on which the Premises are located;

(d) evening, unescorted janitorial services to the Premises including removal of trash;

(e) hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises are located;

(f) replacement of lighting tubes, lamp ballasts and bulbs;

(g) extermination and pest control when and if necessary; and

(h) maintenance of Common Areas in a manner comparable to other first class suburban office buildings in the Baltimore-Washington corridor.

Notwithstanding the foregoing, if at any time during the Term, Landlord shall, after reasonable investigation reasonably determine that trash and similar waste generated by Tenant and/or emanating from the Premises is in excess of that of other tenants who have uses substantially similar to Tenant’s Permitted Use (as defined in Section 5) leasing a premises of the same or similar size to that of the Premises, Landlord shall bill Tenant and Tenant shall pay to Landlord as additional rent hereunder within thirty (30) days of the date of Landlord’s invoice for the same, those costs and expenses of trash removal which are reasonably attributable to such excess trash and similar waste generated by Tenant and/or emanating from the Premises. “Normal Business Hours” as used herein is defined from 8:00 a.m. to 6:00 p.m. on business days and from 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord shall have no responsibility to provide any services under (a) above except during Normal Business Hours unless arrangements for after-hours services have been made pursuant to terms and conditions acceptable to Landlord and embodied in a separate written agreement between Landlord and Tenant. Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the repairs, alterations, replacements, or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during the period when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord’s control. Landlord’s obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions. In the event that Tenant should require supplemental HVAC for the Premises, any maintenance, repair and/or replacement required for such supplemental service shall be performed by and at the expense of Tenant.

24. Electric Current. Tenant acknowledges that the Premises are or will be separately metered for electric consumption. Throughout the Term, Tenant shall either (i) pay the provider of such electric services directly for the services consumed at the Premises, and such amounts shall be in addition to the Rent due hereunder or (ii) Tenant shall reimburse Landlord within thirty (30) days of Landlord’s invoice(s) therefor the costs of electricity (including but not limited to electric usage for the heating, ventilating and air conditioning system serving the Premises).

Landlord has advised Tenant that presently Baltimore Gas & Electric (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity to the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or continue to contract for service from the Electric Service Provider.

Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises, provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises.

25. Telephone and Telecommunications. Landlord has arranged for the installation of telephone service within the Building to the ground floor telephone utility closet and conduit to the ground floor telephone and electrical riser closets. Tenant shall be responsible for contacting the utility company supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises, including without limitation, obtaining a low voltage permit for phone and data wiring. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant. Upon request of Landlord, Tenant, at Tenant’s expense, shall remove the telephone facilities (with the exception of those installed pursuant to Section 35) at the expiration or sooner termination of the Term. Tenant shall obtain the requisite permit and complete the ceiling work in cooperation with Landlord in order not to interfere with or delay the completion of the Tenant Improvements by Landlord pursuant to Section 35, including, without limitation, the closing of the ceiling and the carpet installation, if applicable. Landlord will allow Tenant access for wiring, including electric, data and telecom, within the Building’s public areas and designated chases, but will not guarantee access of the wiring through another tenant’s space. Tenant, at Tenant’s expense, shall be responsible for the relocation and its associated costs, if requested, of any data, telecom or electrical wiring that runs through another tenant’s space, including the plenum area or otherwise.

In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises (“Provider”), Tenant shall be entitled to have such Provider install its lines or other equipment without first securing the prior written consent of Landlord. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s provision of its services, including without limitation, the costs of installation, materials and service.

In addition, Landlord reserves exclusively to itself and its successors and assigns the right to install, operate, maintain, repair, replace and remove fiber optic cable and conduit and associated equipment and appurtenances within the Building and the Premises so as to provide telecommunications service to and for the benefit of tenants and other occupants of the Building, provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises.

26. Acceptance of Premises. Tenant shall have reasonable opportunity, provided it does not thereby unreasonably interfere with or delay Landlord’s work, to examine the Premises to determine the condition thereof. Upon taking possession of the Premises, Tenant shall be deemed to have accepted same as being satisfactory and in the condition called for hereunder, except for latent defects and punch list items previously noted to Landlord.

27. Inability to Perform. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

28. No Waivers. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

29. Access to Premises and Change in Services. Landlord shall have the right, without abatement of rent, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let; provided, however, that except in the case of emergency, such entry shall only be after notice first given to Tenant and provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises. If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, stairs, toilets, elevators, or other public parts of the Building, and to change the name by which the Building is commonly known and/or its mailing address provided that Landlord (1) gives 60 days advance written notice thereof to Tenant, (2) provides Tenant with access to the Premises at all times sufficient for Tenant to conduct its business at the Premises, (3) uses its reasonable efforts to minimize its interference with Tenant’s business in the Premises and (4) except if an address change is required by any governmental authority, pays all costs incurred by Tenant in connection therewith (including, without limitation, the cost of new stationery, new business cards and changes to Tenant’s web site, provided that any new items or change required pursuant to this Section shall be of similar cost and quality of that which existed immediately preceding the address change).

30. Estoppel Certificates. Landlord and Tenant agree, at any time and from time to time, upon not less than ten (10) days’ prior request by the other party hereto to execute, acknowledge and deliver to the other party an estoppel certificate (substantially in the form attached hereto as Exhibit “D” for purposes of an estoppel certificate requested of Tenant, or for purposes of an estoppel certificate requested of Landlord, such other reasonable form requested by a third party, provided such form is limited to the items set forth below and other items which are reasonably requested by such third party) which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates through which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate the other party hereto is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31. Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof (any or all, a “Mortgage”). Tenant shall, at any time hereafter, within ten (10) days after request from Landlord, execute a Subordination, Non-Disturbance Agreement (“SNDA”) or any instruments or leases or other documents that may be reasonably required by any mortgage or mortgagee or overlandlord (herein a “Mortgagee”) for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease (provided that such SNDA, instrument, lease or other document does not increase Tenant’s payment obligations or other liability under this Lease or reduce Tenant’s rights or Landlord’s obligations hereunder), and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder. Landlord will use commercially reasonable efforts to obtain for Tenant’s benefit an SNDA from any Mortgagee, in form reasonably satisfactory to Tenant and such Mortgagee, provided that any changes required by Tenant to such Mortgagee’s standard form, will be at Tenant’s sole expense. As of the Effective Date, there is no Mortgage encumbering the Building.

32. Attornment. Tenant agrees that upon any termination of Landlord’s interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the “Successor”) and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor shall execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant’s part to be performed, Tenant’s possession under the provisions of this Lease shall not be disturbed by such Successor. In the event that the Mortgagee succeeds to the interest of Landlord hereunder and is advised by its counsel that all or any portion of the Base Rent or additional rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, Mortgagee, as Landlord, shall have the right at any time, from time to time, to notify Tenant in writing of the required changes to the Lease. Tenant shall execute all documents necessary to effect any such amendment within ten (10) days after written request from Mortgagee, as landlord, provided that in no event shall such amendment increase Tenant’s payment obligations or other liability under this Lease or reduce Tenant’s rights or Landlord’s obligations hereunder.

33. Notices. All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (b) or (c) of this Section), or (c) nationally-recognized overnight delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and/or if sent pursuant to subsection (c) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord:	6721 Gateway, LLC c/o Corporate Office Properties, L.P. 6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Attn: General Counsel Telecopier: 443-285-7652

If to Tenant:	At the Premises and to Tenant’s Notice Address (including with a copy to the address set forth thereunder).

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34. Intentionally Deleted.

35. Tenant’s Space. Attached hereto as Exhibit “C” is a schedule of the specifications of the base building work which Landlord shall construct at its sole cost and expense (the “Base Building Work”). Attached hereto as Exhibit “C-1” is a schedule of work in addition to the Base Building Work which Landlord shall construct (the “Tenant Improvements”), generally specifying the design, layout, materials and manner in which Landlord shall finish the Premises. Attached hereto as Exhibit “C-2” is a schedule outlining the timing of the obligations of each party with respect to the Tenant Improvements (“Construction Schedule”). ANY DELAYS OF TENANT IN MEETING THE OBLIGATIONS SET FORTH ON EXHIBIT “C-2” SHALL CONSTITUTE A TENANT DELAY. Landlord shall cause all work necessary to complete the Premises in accordance with Exhibit “C”, Exhibit “C-1” and Exhibit “C-2” to be commenced with reasonable promptness after the signing of the Lease and thereafter duly completed.

Tenant agrees to furnish Landlord, within the timeframes set forth on the Construction Schedule, such specifications reasonably acceptable to Landlord as may be required to enable Landlord to prepare plans and specifications and the construction drawings for the work to be performed, including, without limitation, specifications for Tenant’s electrical, special equipment needs and finishes and any other information required for Landlord to complete the construction drawings required to accompany the permit application. Landlord shall deliver such plans and specifications to Tenant for review and approval within the timeframes set forth on the Construction Schedule. Such plans and specifications shall be deemed accepted by Tenant unless Tenant shall have given written notice to the contrary to Landlord within ten (10) days of Tenant’s receipt thereof, stating the respects in which same fail to conform with Tenant’s requirement. When Landlord and Tenant have agreed upon the plans and specifications or the comment period has expired (the plans and specifications are then to be referred to as the “Approved Plans and Specifications”), Landlord shall apply for any required permits, and diligently prosecute the issuance of the permits. Landlord shall bid the construction management component of the Tenant Improvements, based on bid materials reasonably acceptable to Tenant, to the following three general contractors: Whiting/Turner Contractors, Atlantic Builders, Inc. and Plano-Coudin. Upon receipt of the three bids, Landlord and Tenant shall jointly select the general contractor based on their review of all bids. Upon receipt of all the necessary permits and selection of a general contractor, Landlord shall finish or cause the Premises to be finished in accordance therewith. Landlord and Tenant’s construction manager shall work together in the design development cost proposal process.

Landlord shall pay the Allowance towards the costs of completing the Tenant Improvements. If the cost to complete the Tenant Improvements exceeds the Allowance, Landlord shall advance up to an additional $2,629,020 (the “Amortized Amount”). Tenant shall notify Landlord in writing within fifteen (15) days after receipt of a written invoice from Landlord, whether it desires Landlord to advance all or any portion of the Amortized Amount. Such portion of the Amortized Amount which has been advanced shall be repaid by Tenant to Landlord on a monthly basis, together with Base Rent, as additional rent, in an amount equal to the amount of the Amortized Amount which has been advanced, amortized over an eleven (11) year term, with interest accruing at eight and  1/4 percent (8.25%) per annum. Tenant shall execute an amendment to this Lease or an acknowledgment of the Amortized Amount within fifteen (15) days after receipt of a written statement from Landlord, together with reasonable supporting documentation. Any costs to complete the Tenant Improvements in excess of $10,034,137 (which is the sum of the Allowance and the Amortized Amount), shall be paid by Tenant to Landlord within thirty (30) days after receipt of a written invoice, together with reasonable supporting documentation.

Subject to the terms of the following paragraph, Tenant shall reimburse Landlord for all costs incurred by Landlord to construct the Tenant Improvements in excess of the Allowance within thirty (30) days after receipt of a written invoice for such costs, together with reasonable supporting evidence therefor. In the event that Tenant requests Landlord to perform any work on the Premises which is in addition to the Base Building Work and the Tenant Improvements, Tenant shall reimburse Landlord for the cost of such work, including all costs of labor and materials incurred by Landlord in the performance of such work, plus five percent (5%) thereof for overhead. At Tenant’s request, Landlord shall fully cooperate with Tenant to establish the costs or estimates in advance of performing the work which is in addition to the Base Building Work and the Tenant Improvements.

In the event that the Tenant Improvements are completed and the cost of the Tenant Improvements is less than the Allowance (such difference, the “Excess Allowance”), Tenant shall be entitled to a reduction of Base Rent next due equal to the amount of the Excess Allowance. If the amount of the Excess Allowance exceeds the amount of Base Rent due in the applicable month, the balance shall be applied to the entire amount of each successive installments of Base Rent due until Tenant has received a reduction in Base Rent equal to the Excess Allowance. Tenant shall either use the Allowance or elect a rent credit as set forth above. The Excess Allowance Credit hereunder shall be in addition to any other rent credits set forth in this Lease.

36. Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall have the right, at all times during the Term, to peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord.

37. Vacation of Premises. Tenant shall vacate the Premises at the end of the Term. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly Base Rent stated in Section 1.1.7 paid immediately prior to the holding over period for each month or part of a month (pro rated for any partial month) that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys’ fees and expenses incurred in connection therewith.

38. Members’ Liability. It is understood that the Owner of the Building is a Maryland limited liability company. All obligations of the Owner hereunder are limited to the net assets of the Owner from time to time. No member of Owner, or of any successor partnership, whether now or hereafter a member, shall have any personal responsibility or liability for the obligations of Owner hereunder.

39. Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40. Indemnification.

40.1 Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.1.1 the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises if a result of acts covered by Section 40.1.2 below;

40.1.2 any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors provided however that Tenant shall not be required to indemnify Landlord for any violation that would otherwise be covered by Landlord’s zoning representation in Section 7;

40.1.3 any accident, injury or damage whatever occurring in, at or upon the Premises other than those items covered under Landlord’s indemnity as described in Section 40.2;

40.1.4 any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

40.2 Landlord’s Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.2.1 the conduct or management of the Building or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Building during the Term of this Lease; and

40.2.2 any act, omission or negligence of Landlord or any of its tenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

40.2.3 any breach or default by Landlord in the full and prompt payment and performance of Landlord’s obligations under this Lease;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

41. Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

42. Brokers. Tenant represents that Tenant has dealt directly with, only with, the Broker as broker in connection with this Lease, and Tenant warrants that no other broker negotiated this Lease or is entitled to any commissions in connection with this Lease. Landlord shall pay Broker any and all fees and other amounts due to Broker in connection with the transaction contemplated by this Lease pursuant to the terms of a separate written agreement by and between Landlord and Broker.

43. Recordation. Tenant covenants that it shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord’s interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord’s expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant’s expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45. Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46. Hazardous Material; Indemnity. Tenant further agrees to the following:

46.1 As used in this Lease, the following terms shall have the following meanings:

46.1.1 “Environmental Laws” shall mean all federal, state or local statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, agreements, ordinances, administrative or judicial rulings or similar items relating to the protection of the environment or the protection of human health, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or Threats of Releases (as defined below) of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to storage tanks.

46.1.2 “Hazardous Materials” shall mean (i) any substance, gas, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” under any federal, state or local statute, law, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9061 et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended 49 U.S.C. §§ 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; (ii) radon gas in excess of four (4) picocuries per liter, friable asbestos, urea formaldehyde foam insulation, petroleum products, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (iii) any other substance, gas, material or chemical, exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Premises, the Building or the Property.

46.1.3 “Hazardous Materials Inventory” shall mean a comprehensive inventory of all Hazardous Materials used, generated, stored, treated or disposed of by Tenant at the Premises, the Building and/or the Property.

46.1.4 “Losses” shall mean all claims, liabilities, obligations, losses (including, without limitation, diminution in the value of the Premises, the Building, or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, damages arising from any adverse impact on marketing of space), damages, penalties, fees, actions, judgments, lawsuits, costs, expenses, disbursements, orders or decrees, including, without limitation, attorneys’ and consultants’ fees and expenses.

46.1.5 “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.1.6 “Threat of Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.2 Tenant shall not generate, use, manufacture, recycle, handle, store, place, transport, treat, discharge or dispose of any Hazardous Materials at, on, in or near the Premises, the Building or the Property or cause any of the foregoing to occur at, on, in, or near the Premises, the Building or the Property, shall comply with all Environmental Laws in connection with Tenant’s use or occupancy of the Premises and the Building, and promptly shall take all remedial action, at Tenant’s sole cost and expense, but with Landlord’s prior approval (not to be unreasonably withheld, delayed or conditioned), necessary or desirable to remedy, clean-up and remove the presence of any Hazardous Materials resulting from Tenant’s violation of the prohibitions set forth in this sentence or Tenant’s failure to comply with Environmental Laws. Notwithstanding the foregoing, Tenant shall not be deemed to be prohibited from using products containing Hazardous Materials so long as such products are commonly found in an office environment and are handled, stored, used and disposed of in compliance with all Environmental Laws. In addition, Tenant shall (i) obtain, maintain in full force and effect, and comply with, all permits required under Environmental Laws; (ii) comply with all record keeping and reporting requirements imposed by Environmental Laws concerning the use, handling, treatment, storage, disposal or release of Hazardous Materials on the Premises, the Building and the Property; (iii) report to Landlord any release or discharge of Hazardous Materials within two (2) business days of such discharge or release; (iv) provide to Landlord copies of all written reports concerning such discharge of Hazardous Materials that are required to be filed with governmental or quasi-governmental entities under Environmental Laws; (vi) maintain and annually update a Hazardous Materials Inventory with respect to Hazardous Materials used, generated, treated, stored or disposed of at the Premises, the Building and the Property, if required by any applicable Environmental Laws, and (vii) make available to Landlord for inspection and copying, at Landlord’s expense, upon reasonable notice and at reasonable times and any reports, inventories or other records required to be kept under Environmental Laws concerning the use, generation, treatment, storage, disposal or release of Hazardous Materials.

46.3 Without limitation on any other indemnities by or obligations of Tenant to Landlord under this Lease or otherwise, Tenant hereby covenants and agrees to indemnify, defend and hold harmless Landlord from and against any Losses incurred by Landlord as a result of Tenant’s breach of any representation, covenant or warranty of Section 46.2 hereof; or as a result of any claim, demand, liability, obligation, right or cause of action, including, but not limited to governmental action or other third party action (collectively, “Claims”), that is asserted against Landlord, the Premises, the Building or the Property as a result of or which arises directly or indirectly, in whole or in part, out of the Release, Threat of Release, discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials at, on, under, in, about, or from the Premises, the Building or the Property attributable to or arising out of the operations or activities or presence of Tenant or any assignee, sublessee, agent or representative of Tenant at or about the Premises, the Building or the Property. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building.

46.4 To Landlord’s actual not constructive knowledge, Landlord represents that as of the Commencement Date there are no Hazardous Materials in, on or under the Premises or the Building. Landlord hereby covenants and agrees to indemnify, defend and hold harmless Tenant from and against (i) any Losses incurred by Tenant as a result of Landlord’s breach of the foregoing representation or (ii) any Losses resulting from the Release of any Hazardous Materials that occurred prior to the Commencement Date of which Landlord does not have actual not constructive knowledge or that was not caused by Tenant or any assignee, sublessee, agent or representative of Tenant. Landlord shall, at Landlord’s sole cost and expense, be responsible for removal, remediation or encapsulation of any Hazardous Materials (except those that are the responsibility of Tenant under Section 46.3) as necessary to comply with all applicable Environmental Laws.

46.5 The indemnities, warranties and covenants contained in this Article shall survive termination of this Lease.

47. Americans With Disabilities Act. Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same (the “ADA”), both as to the Premises and the Property, shall be allocated between them, namely:

47.1 Landlord and Tenant agree to cooperate together in the initial design, planning and preparation of specifications for construction of the Premises so that same shall be in compliance with the ADA. Any costs associated with assuring that the plans and specifications for the construction of the Premises are in compliance with the ADA shall be borne by the party whose responsibility it is hereunder to bear the cost of preparation of the plans and specifications. Similarly those costs incurred in the initial construction of the Premises so that same are built in compliance with the ADA shall be included within Tenant Improvements and handled in the manner as provided for in other Sections of this Lease.

47.2 Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of the Building Expenses and treated as such.

47.3 Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are capital in nature shall be the responsibility of Landlord and at its cost and expense.

47.4 Modifications, alterations and/or other changes required to and within the Common Areas, whether capital in nature or not, which are required as a result of Tenant’s specific use of the Premises, as compared to office uses generally, shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord, together with reasonable supporting documentation.

47.5 Modifications, alterations and/or other changes required to and within the Premises (after the initial construction of same), whether capital in nature or non-capital in nature, shall be the responsibility of Tenant and at its cost and expense; unless the changes are structural in nature and result from the original design of the Building, in which instance they shall be the responsibility of Landlord and at its cost and expense.

Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

48. Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49. Financial Statements. In the event Tenant is not a public company, within fifteen (15) days after request from Landlord, Tenant agrees to deliver to Landlord such future financial statements and other information as Landlord from time to time may reasonably request.

50. Definition of “Day” and “Days”. As used in the Lease, the terms “day” and “days” shall refer to calendar days unless specified to the contrary; provided, however, that if the deadline established for either party’s performance hereunder occurs on a Saturday, Sunday or banking holiday in the State of Maryland, the date of performance shall be extended to the next occurring business day.

51. Exterior Signage. Subject to the approval rights of Howard County, Howard Research and Development and Columbia Association, Tenant, at Tenant’s expense, shall have the right to install an exterior sign on the Building and monument signage on the lot on which the Building is located, provided that (i) there is no Event of Default outstanding at anytime, (ii) Tenant obtains Landlord’s prior written approval, such approval not to be unreasonably withheld, with regard to the size, location, and method of installation of the signage, (iii) the Lease has not been amended to reduce the area of the Premises, and (iv) Tenant remains open for business in the Premises. Tenant, at Tenant’s expense, shall maintain the signage, and obtain all required permits from any governmental authorities, including Howard County, Howard Research and Development and Columbia Association. At the expiration or sooner termination of this Lease, Tenant shall remove the exterior signage on the Building and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage. In addition, if, after installation of the signage, any of the conditions set forth in subsections (i) through (iv) inclusive of the first sentence of this paragraph are not satisfied, Tenant, at Tenant’s expense, shall remove the signage upon fifteen (15) days’ advance written notice from Landlord and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage. Tenant may apply any unused portions of the Allowance towards the cost of exterior signage installed pursuant to this Section 51.

52. Reimbursement Agreement. Landlord and Tenant acknowledge that Tenant is the tenant under an existing lease for premises located at 5000 Philadelphia Way, Lanham, MD (“Lanham Lease”). Landlord agrees that upon execution of this Lease, Corporate Office Properties, L.P. (an affiliate of Landlord) and Tenant will enter into the Reimbursement Agreement attached hereto as Exhibit “F” (the “Reimbursement Agreement”), on the terms specifically set forth therein and no others. Tenant shall be entitled to a rent credit for any amounts that remain unpaid after the grace and cure periods provided for in the Reimbursement Agreement.

53. Tax Rent Credits. (a) Landlord and Tenant acknowledge that Landlord may receive certain incentives from Howard County in connection with this Lease and/or Tenant’s use of the Premises, including, without limitation, real estate tax credits or sales tax credits for (1) job creation upon Tenant’s opening for business in the Premises; and/or (2) LEED silver certification in the construction of the Building. Landlord may receive the foregoing incentives in the form of cash or a property tax credit. It is the intention of the parties that Tenant receive the benefit of these incentives. Accordingly, upon Landlord’s receipt of either cash/check or a property tax bill reflecting a credit (either such amount, a “Credit”), Tenant shall be entitled to a reduction of the Base Rent next due equal to the amount of the Credit. In the event the amount of the Credit exceeds the amount of Base Rent due in the applicable month, the balance shall be applied to the entire amount of each successive installment of Base Rent due until Tenant has received reduction in Base Rent equal to the Credit. In no event shall the amount of any Credit, in whatever form such Credit is received by Landlord affect Taxes for the year in which the Credit is received or Base Year Taxes. For example, if a Credit is received by Landlord in the form of a reduction in the Taxes due for the Property (whether or not occurring in the Base Year Taxes), Taxes shall mean the amount due prior to the application of the Credit. The Credit hereunder shall be in addition to any other rent credits set forth in this Lease.

54. Secure Area. An area of the Premises that shall consist of approximately 12,000 square feet in the aggregate shall be designated by Tenant as a secure area (the “Secure Area”). Notwithstanding anything to the contrary contained in this Lease, except in the event of an emergency, Landlord and its agents shall not exercise any right to enter the Secure Area unless accompanied by an employee of Tenant. Tenant agrees to make an employee available to accompany Landlord or its agents during such entry upon reasonable notice at any time during normal business hours. The location, installation and maintenance by Tenant of the Secure Area shall comply with all other terms, covenants and conditions of this Lease. Landlord shall be released from all obligations and liabilities with respect to the Secure Area under this Lease (including, without limitation, any obligations to repair or maintain such area) so long as Landlord does not have access thereto.

Subject to the foregoing paragraph, Tenant hereby acknowledges and agrees that Landlord or other tenants or occupants of the Building may access any plenum space located around the Premises, including any the Secure Area, for purposes of connecting its water and/or sanitary sewer utility lines to the common lines servicing the Building, except, however, Landlord acknowledges that there will be specific security requirements for such utility connections.

55. Attorneys’ Fees. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, costs and expenses in any such suit or proceeding. Any settlement reached between Landlord and Tenant prior to the adjudication of any such enforcement actions (including the exercise by Tenant of any rights of redemption) shall be deemed shall permit the enforcing party to the rights set forth hereunder.

56. Telecommunications Equipment. Tenant shall have the non-exclusive right to enter upon and utilize the roof of the Building for the purposes of installing, maintaining and repairing any equipment or utilities required in its operation of its business in the Premises; provided that (i) such equipment is used solely in connection with Tenant’s business in the Premises and is not available for use by third-parties, (ii) Tenant submits to Landlord for Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, the desired location on the roof to install the equipment and the make, model and specifications of the equipment, (iii) Tenant, at Tenant’s expense, shall install, maintain and remove the equipment in coordination with Landlord’s rooftop consultant; provided, however, that Landlord, at Tenant’s expense, shall have the right, but not the obligation, to install, maintain and/or remove the equipment, and (iv) Tenant shall indemnify and hold Landlord, its successors, assigns, agents, licensees and invitees harmless from any and all damages, costs, claims, expenses, actions (including reasonable attorney’s fees) in connection with the equipment, unless resulting from Landlord’s negligence.

57. Parking. Tenant shall be entitled, at no charge, to the use of the common parking facilities provided for the Building, which parking shall be at a minimum that which is required by the applicable zoning codes. The current parking ratio required by the zoning code is 3.5 spaces per 1,000 square feet of the Building.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

WITNESS OR ATTEST:		LANDLORD:
6721 GATEWAY, LLC

By:	/s/ Ivy Burg	By:	/s/ Roger A. Waesche, Jr. (SEAL)
	Ivy Burg		Roger A. Waesche, Jr.
Executive Vice President

WITNESS OR ATTEST:		TENANT:
INTEGRAL SYSTEMS, INC.

		By:	/s/ William M. Bambarger, Jr. (SEAL)
		Name:	William M. Bambarger, Jr.
		Title:	EVP, Chief Financial Officer

STATE OF MARYLAND, County of Baltimore, TO WIT:

I HEREBY CERTIFY, that on this 5th day of June, 2008, before me, the undersigned Notary Public of the State, personally appeared ROGER A. WAESCHE, JR., who acknowledged himself to be the Executive Vice President of 6721 GATEWAY, LLC, a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same on behalf of the corporation for the purposes therein contained as the duly authorized Executive Vice President of the corporation by signing the name of the corporation by himself as such Executive Vice President.

WITNESS my hand and Notarial Seal.

By:	/s/ Notary Public
Notary Public

My Commission Expires: 12/27/2010

STATE OF MARYLAND, County of Baltimore, TO WIT:

I HEREBY CERTIFY, that on this 5th day of June, 2008, before me, the undersigned Notary Public of the State, personally appeared William Bambarger, Jr., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the EVP of INTEGRAL SYSTEMS, INC. a Maryland, and that he, as such EVP, being authorized so to do, executed the foregoing instrument on behalf of the Corporation by himself/herself as such EVP.

WITNESS my hand and Notarial Seal.

By:	/s/ Notary Public
Notary Public

My Commission Expires:

EXHIBIT “A”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

INTENTIONALLY DELETED

EXHIBIT “B”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

RULES AND REGULATIONS

To the extent that any of the following Rules and Regulations, or any Rules and Regulations subsequently enacted conflict with the provisions of the Lease, the provisions of the Lease shall control.

1. Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in the elevators, the Premises, the Building or the Common Areas except in the exterior areas specifically designated by Landlord; throw substances of any kind out of the windows or doors, or down the passages of the Building, in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

2. Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3. Tenant shall not (i) obstruct the windows, doors, partitions and lights that reflect or admit light into the halls or other places in the Building, or (ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord which shall not be unreasonably withheld. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld.

5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires shall be allowed, except with the prior written consent of Landlord which shall not be unreasonably withheld, and shall be done only by contractors approved by Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be subject to Landlord’s approval. No tenants shall lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6. No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord. Four keys per thousand square feet of rentable area will be furnished Tenant by Landlord; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate keys made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy.

7. Tenant shall not employ any person or persons other than Landlord’s janitors for the purpose of cleaning the Premises, without prior written consent of Landlord which shall not be unreasonably withheld. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8. No vehicles or animals of any kind (other than animals to assist the disabled) shall be brought into or kept in or about the Premises. No bicycles shall be stored outside the Building except in those areas specifically designated for bicycles (which shall exclude any areas designated for vehicular parking).

9. Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not permit any portion of the Premises to be used for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop.

10. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner reasonably approved by Landlord.

11. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

12. There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

13. Tenant, before closing and leaving its Premises, shall ensure that all entrance doors to same are locked.

14. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building:

(a) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(b) the right to change the name or address of the Building, without incurring any liability to Tenant for so doing;

(c) the right to install and maintain a sign or signs on the exterior of the Building;

(d) the exclusive right to use or dispose of the use of the roof of the Building;

(e) the non-exclusive right to use the area above the ceiling of the Premises for the purpose of installing and maintaining telecommunications, water lines, utility lines, other conduit, sprinklers, drainlines, ductwork and HVAC connections and any other equipment necessary to provide services to any area in the Building;

(f) the right to limit the space on the directory of the Building to be allotted to Tenant; and

(g) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

16. As used herein the term “Premises” shall mean and refer to the “Premises” as defined in Section 1 of the Lease.

17. Tenant shall not operate space heaters or other heating or ventilating equipment without the express prior written consent of Landlord in each instance first obtained. Tenant shall not install or operate any electrical equipment, appliances or lighting fixtures in the Premises which are not listed and labeled by Underwriter’s Laboratories or other testing organization acceptable to Landlord.

EXHIBIT “C”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

BASE BUILDING SPECIFICATIONS

Landlord, at Landlord’s expense, shall make the following improvements in the Premises in addition to completing the finished Building core, elevator lobby and corridors required for a multi-tenanted building and a building lobby:

1.	Perimeter walls and columns, spackled and ready for paint excluding core areas.

2.	Mini-blinds in place, drawn and bagged.

3.	Main trunk duct lines of HVAC system and VAV boxes will be installed, including thermostats. Low pressure duct and diffusers to be installed at the Tenant’s cost.

4.	Building standard ceiling tile and grid to be stacked on the floor, excluding ceilings in the corridors and elevator lobbies. **

5.	2’x4’ parabolic light fixtures (T-8) shall be stacked on the floor, at a ratio of 1/80 useable square feet, excluding lighting in the corridors and elevator lobbies and accent lighting. **

6.	Building sprinkler systems with heads turned up spaced sufficient for shell condition.

7.	The Building fire alarm, exit lights, and smoke detector system, including fire extinguishers will be in place to meet current Code requirements for the Building shell.

8.	Power distribution to each floor of the Premises will be at a minimum of 1.5 watts for lighting and 4.0 watts for convenience power.

**	Note that upon written notice to Landlord, Tenant may elect to receive an additional allowance for these items in lieu of Landlords direct purchase of these materials.

EXHIBIT “C-1”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

TENANT IMPROVEMENT PLANS

EXHIBIT “C-2”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

SCHEDULE OF OBLIGATIONS FOR TENANT IMPROVEMENTS

B-2

EXHIBIT “D”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

INTEGRAL SYSTEMS, INC., Tenant

ESTOPPEL CERTIFICATE

[insert date]

Tenant:	INTEGRAL SYSTEMS, INC.

Attn:

To:	6721 GATEWAY, LLC

c/o Corporate Office Properties, L.P.

a Delaware limited partnership, its successors or assigns

Suite 300, 6711 Columbia Gateway Drive

Columbia, Maryland 21046

Re:	6721 Columbia Gateway Drive, Columbia, Maryland 21046

1.	INTEGRAL SYSTEMS, INC., a corporation, is the named Tenant (“Tenant”), and 6721 GATEWAY, LLC is the Landlord (“Landlord”) under a Lease dated , located at the Property (“Property”) identified above. The Lease, together with the amendments:

(collectively, “Lease”) constitutes the entire agreement between Landlord and Tenant with respect to the Property and the Premises. There are no other lease documents, commitments, options or rights with respect to the Property or the Premises and there are no other representations, warranties, agreements, concessions, commitments, or other understandings between the Tenant and the Landlord regarding the Property or the premises demised other than as set forth in the Lease or this paragraph 1.

2.	Tenant occupies Suite , with a Rentable Square Footage Area of rentable square feet (the “Premises”). Tenant’s Pro Rata Share of the Property is % ( ).

3.	The Term of the Lease commenced and will expire . Tenant is the actual occupant in possession of the Premises and has not sublet, assigned or hypothecated its leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and any tenant construction or improvement allowances have been paid.

4.	As of this date, To the best knowledge of Tenant, no breach or default exists on the part of Tenant under the Lease (including any environmental obligations or representations set forth therein), and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default. To the best knowledge of Tenant, no breach or default exists on the part of Landlord under the Lease, and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default. Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease.

5.

Base Rent is currently payable in the amount of $             per month (which includes an expense stop equal to the amount of the operating expenses incurred by Landlord in the      calendar year and a real estate expense stop equal to the amount of the real estate taxes incurred by Landlord in the      calendar year). The base year

D-1

amounts for operating expenses are $             and for real estate taxes are $             (please specify either dollar amounts or per square foot amounts). Pursuant to the Lease, Tenant is obligated to pay as additional rent its pro-rata share of operating expenses and real estate taxes that exceed the operating expense stop and real estate expense stop set forth in the Lease. The monthly base rent has been paid through                          and all additional rent has been paid on a current basis in the manner required under the Lease.

6.	Tenant has paid the first monthly installment of rent in advance, and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease. Tenant has no right to any free rent, rent abatement, rent credit, or other rent concession, except: -.

7.	Tenant has no right to renew or extend the term of the Lease, or to expand the size of the Premises, except:

Tenant has no interest in or option or preferential right to purchase all or any part of the Premises or the Property of which it forms a part, other than its right to lease the Premises as Tenant under the Lease.

8.	Tenant has no rights of termination with the terms of the Lease except:

                                                 .

9.	All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

10.	There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

11.	Tenant has not received any notice of Landlord’s prior sale, transfer, or assignment, hypothecation or pledge of the Lease or any of the rents or other amounts to be paid by Tenant pursuant thereto.

This Tenant Estoppel Certificate may be relied upon by the Landlord, Corporate Office Properties, L.P. and any lender providing financing for the Property.

Effective Date:

WITNESS/ATTEST:	INTEGRAL SYSTEMS, INC., a corporation

By:
Printed Name:
Title:
Date:

D-2

EXHIBIT “E”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

FORM OF COMMENCEMENT DATE AGREEMENT

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT is made this      day of                     , 200  , between INTEGRAL SYSTEMS, INC. (“Tenant”) and 6721 GATEWAY, LLC (“Landlord”).

Landlord and Tenant have entered into a certain Agreement of Lease (the “Lease”) dated                     , 200   demising certain space consisting of              rentable square feet in the in the building located at and having an address of                          (the “Building”). All of the capitalized terms herein shall have the same respective definitions as set forth in the Lease.

Pursuant to the provisions of Article 3 of the Lease, Landlord and Tenant, intending to be legally bound hereby, acknowledge and agree that the Commencement Date shall be the      day of                     , 200  , and that the term of the Lease shall end on the      day of                     , 20  , at 11:59 p.m., unless sooner terminated or extended, as provided in the Lease. As supplemented hereby, the Lease shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Commencement Date Agreement on this      day of                     , 200  .

WITNESS OR ATTEST:	LANDLORD:
6721 GATEWAY, LLC

	By:		(SEAL)
Roger A. Waesche, Jr.
Executive Vice President

WITNESS OR ATTEST:	TENANT:
INTEGRAL SYSTEMS, INC.

	By:		(SEAL)
Name:
Title:

EXHIBIT “F”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

FORM OF REIMBURSEMENT AGREEMENT

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (this “Agreement”) is made this      day of                     , 2008 made by and between INTEGRAL SYSTEMS, INC. (collectively, “Integral”) and CORPORATE OFFICE PROPERTIES, L.P. (collectively, “COPLP”).

A. Integral leases from 5000 Philadelphia Way, LLC (“Landlord”) 83,974 +/-square feet of space within a certain building located at 5000 Philadelphia Way, Lanham, Maryland, pursuant to that certain Lease Agreement dated January 20, 1999 as amended by that certain First Lease Amendment Agreement dated April 9, 1999, that certain Second Amendment to Lease dated December 30, 1999, that certain Third Amendment to Lease dated July 2001 and that certain Fourth Amendment to Lease dated October 27, 2005 (collectively, the “Lease”).

B. Pursuant to a lease agreement between Integral and 6721 Gateway, LLC (an affiliate of COPLP) dated of even date herewith (the “New Lease”), COPLP, for the benefit of 6721 Gateway, LLC has agreed to reimburse Integral for certain financial obligations under the Lease for a period of twenty-four (24) months from the commencement date of the New Lease.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Integral and COPLP hereby agree as follows:

1. Recitals. Integral and COPLP hereby agree the recitals set forth above are true and correct and are incorporated into this Agreement.

2. Term of Agreement. The term of this Agreement shall be for a period commencing as of the Commencement Date of the New Lease (as such term is defined therein) and expiring twenty-four (24) months thereafter (the “Term”).

3. Payments. Throughout the Term of this Agreement, COPLP hereby agrees to reimburse Integral for Two Million One Hundred Thousand Dollars ($2,100,000), payable in twenty-four (24) monthly installments of Eighty-Seven Thousand Five Hundred Dollars ($87,500).

4. Manner and Timing of Payments. Commencing on the Commencement of the Term, Integral shall prepare and send to COPLP monthly invoices (an “Invoice”) for the amounts due under this Reimbursement Agreement for each month of the Term, to the address listed below:

Corporate Office Properties, L.P.

Attn: Catherine M. Ward

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

Ref: Integral Reimbursement

Each invoice shall (a) be marked “Invoice” (b)shall include Integral’s federal Employer Identification Number, (c) shall reference “Integral Reimbursement – 6721 Columbia Gateway Drive Lease”, (d) shall be in the amount of one monthly installment of the amounts due hereunder, and (e) shall include both wiring instructions and a mailing address for payments made by check. Payments shall be due within thirty (30) days of the date of the Invoice (the “Due Date”). Failure of COPLP to pay within ten (10) days of written notice from Integral of such failure shall entitle Integral to a rent credit against the Base Rent due under the New Lease in the amount of such outstanding amounts.

2

5. Interest and Late Charges. Amounts due hereunder that remain unpaid after the Due Date shall be subject to a five percent (5%) late fee and begin to bear interest on the day immediately following the Due Date at an annual rate of three percent (3%) over Wall Street Journal Prime or the lawful penalty interest allowed in Maryland, whichever is lower. No other liability to COPLP shall accrue as a result of COPLP’s failure to pay the amounts due hereunder.

6. No Liability Under Lease. It is intended that this is an agreement solely for the reimbursement of financial obligations, and that COPLP is assuming no obligations or liability under, arising out of or on account of the Lease, and Integral shall remain the tenant under the Lease.

7. General Provisions.

(a) Notices shall be given in the manner provided for and to the parties set forth in the New Lease.

(b) This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

(c) If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement and to the extent any provision of this Agreement is not determined to be unenforceable, such provision, or portion thereof, shall be, and remain, in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

(e) This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the subject terms, and there are no warranties or representations of any kind or nature whatsoever, either expressed or implied, except as may be set forth herein.

(f) In the event of any conflict between this Agreement and the New Lease, the provisions of the New Lease shall prevail.

(g) In the event eithery party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing party (as determined by the

3

court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, costs and expenses in any such suit or proceeding. Any settlement reached between the parties prior to the adjudication of any such enforcement actions shall be deemed shall permit the enforcing party to the rights set forth hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INTEGRAL:

INTEGRAL SYSTEMS, INC.

By:	(SEAL)
Name:
Title:

COPLP:

CORPORATE OFFICE PROPERTIES, L.P.

By:	(SEAL)
Name:
Title:

5

EXHIBIT “G”

to Agreement of Lease by and between

6721 GATEWAY, LLC, Landlord

and INTEGRAL SYSTEMS, INC., Tenant

SCOPE AND DESCRIPTION OF BASE BUILDING HVAC SYSTEM

The Base Building HVAC System is an RTU variable air volume system. The system have the capability of providing a thermal environment satisfying the following conditions:

Summer: Maintain room condition not in excess of 76 degrees Fahrenheit dry bulb and 60% relative humidity when the coincident outside conditions do not exceed 94 degrees Fahrenheit dry bulb and 78 degrees Fahrenheit wet bulb.

Winter: Maintain room conditions of not less than 72 degrees Fahrenheit dry bulb when the outside temperature is not less than 14 degrees Fahrenheit dry bulb. Average relative humidity shall be maintained as required, to prevent condensation on exterior walls and windows.

The above conditions shall be maintained, based upon the following:

(A) Light colored blinds, fully lowered with slats at 45 degrees azimuth, coincident with peak sun load, or other equivalent solar barrier.

(B) Electrical load (low voltage) of four watts per square foot.

(C) People load of one person per 100 square feet.

The Base Building air-conditioning system shall have the capacity of delivering 1.15 CMFs per square foot of the Demised Premises.

6